Exhibit 99.1

PRESS RELEASE

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI RE-INSTITUTES STOCK REPURCHASE PROGRAM

CANTON, MA — March 16, 2009 —  NEI (Nasdaq: NENG), a leading provider of application platforms, appliances and services for storage, security and communications software developers, today announced that its Board of Directors has authorized the re-institution of the Company’s stock repurchase program. This program, initially launched on June 12, 2008, authorizes the repurchase of up to $5 million of NEI’s common stock from time to time on the open market or in non-solicited privately negotiated transactions.  During 2008, the Company had repurchased approximately $1.1 million, or 1,256,801 shares.

The timing and amount of shares repurchased will be determined at management’s discretion, depending upon its evaluation of market conditions and other factors.  The Company plans to use existing working capital and future cash generation to finance the repurchases.  On December 31, 2008, NEI reported a cash balance of $13.2 million and had approximately 43.2 million shares of common stock outstanding with a book value of about $1.25 per share.

“The Board’s decision to re-initiate the repurchase program strongly validates its confidence in and the prospects for the Company’s future,” said Greg Shortell, President and Chief Executive Officer of NEI.  “We believe that the repurchase of our common stock at this time is an effective use of our capital based on current market conditions and the price of our stock relative to the Company’s balance sheet and enterprise value.”

About NEI

NEI is a leading provider of application platforms, appliances and services for software developers, OEMs and service providers worldwide.  NEI enables customers to more effectively deploy, manage and support application platforms and appliances using its comprehensive capabilities, including solution design, integration control, global logistics, smart services, technical support and maintenance. Founded in 1997, NEI is headquartered in Canton, Massachusetts and trades on the NASDAQ exchange under the symbol NENG. For more information about NEI’s products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Any statement in this press release that is not a statement of historical fact is a forward-looking statement that is subject to risks and uncertainties, including the Company’s intent to repurchase shares of it’s common stock and the timing of any such purchases, and those other factors contained in the Company’s most recent Annual Report on Form 10K for the period ending September 30, 2008, and Form 10-Q for the period ending December 31, 2008 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission.

Investor contact:

Peter Seltzberg

Vice President, Hayden IR

212-946-2849

peter@haydenir.com

SOLUTION DESIGN	INTEGRATION CONTROL	GLOBAL LOGISTICS	SMART SERVICES	SUPPORT & MAINTENANCE

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